                                                                   EXHIBIT(c)(1)

                       TENDER OFFER AND MERGER AGREEMENT




                                 by and between



                              THOMAS NELSON, INC.,

                            a Tennessee corporation,



                           NELSON ACQUISITION CORP.,

                            a Delaware corporation,



                                      and



                            THE C.R. GIBSON COMPANY,
                             a Delaware corporation





                           Date:  September 13, 1995

                               TABLE OF CONTENTS

                                                                                                  PAGE
1.   The Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1.    The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.    Corporate Action. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3.    Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
2.   Merger and Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  3
         2.1.    Merger; C.R. Gibson Common. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2.    Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.3.    Stockholder Rights; Stock Transfers . . . . . . . . . . . . . . . . . . . . . . .   4
         2.4.    Articles of Incorporation; By-laws; Directors; Officers . . . . . . . . . . . . .   4
         2.5.    Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
3.   Representations and Warranties of Acquiror and Merger Subsidiary. . . . . . . . . . . . . . .   4
         3.1.    Organization, Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2.    Corporate Authorizations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3.    Tender Offer Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.4.    Absence of Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.5.    Sufficient Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6.    Information in Proxy or Information Statement . . . . . . . . . . . . . . . . . .   6
         3.7.    Brokers and Finders Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.8.    Reliance on Representations of C.R. Gibson. . . . . . . . . . . . . . . . . . . .   6
4.   Representations and Warranties of C.R. Gibson . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1.    Organization, Good Standing and Capital Stock of C.R. Gibson; C.R.
                 Gibson Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2.    Corporate Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.3.    Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4.    Absence of Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5.    The C.R. Gibson Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.6.    Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.7.    Compliance with Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.8.    Litigation; Regulatory Action . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.9.    Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.10.   Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.11.   Information in Proxy or Information Statement and Offer Documents . . . . . . . .   12
         4.12.   Employee Retirement Income Security Act of 1974 and Other Employment Matters. . .   12
         4.13.   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.14.   Schedule 14D-9. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.15.   Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.16.   Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.17.   State Takeover Laws; Stockholder Rights . . . . . . . . . . . . . . . . . . . . .   17
         4.18.   Broker's and Finder's Fees . .  . . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.19.   Intellectual Property. . .. . . . . . . . . . . . . . . . . . . . . . . . . . . .   17


                                                                                                   PAGE
5.   Conduct of Business Pending Consummation of the Offer. . . . . . . . . . . . . . . . . . .   18
         5.1. Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.2. Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
6.   Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         6.1. Covenants of Acquiror . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (a)  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (b)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (c)  Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (d)  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (e)  Amendment of Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         6.2. Joint Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (a)  Certain Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (b)  Taking of Necessary Action. . . . . . . . . . . . . . . . . . . . . . . .   22
                 (c)  Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (d)  Cooperation; Access to Information. . . . . . . . . . . . . . . . . . . .   23
                 (e)  Consents; Stockholder Approval. . . . . . . . . . . . . . . . . . . . . .   23
         6.3. Additional Covenants of C.R. Gibson . . . . . . . . . . . . . . . . . . . . . . .   24
                 (a)  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 (b)  State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 (c)  Confidentiality Agreements. . . . . . . . . . . . . . . . . . . . . . . .   25
                 (d)  Adjustments to Reserves . . . . . . . . . . . . . . . . . . . . . . . . .   25
7.   Securities Law Filings and HSR Filing. . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         7.1. Preparation of Proxy or Information Statement . . . . . . . . . . . . . . . . . .   26
         7.2. Hart-Scott-Rodino Filing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
8.   Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.1. Fairness Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         8.2. Condition to Consummation of Merger . . . . . . . . . . . . . . . . . . . . . . .   27
         8.3. Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
9.   Abandonment and Termination of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .   27
         9.1. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         9.2. Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.3. Fees and Expenses Upon Certain Events . . . . . . . . . . . . . . . . . . . . . .   28
10.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.1.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 (a)  Acquiror's Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 (b)  Gibson's Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.  Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.1.   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.2.   Waiver; Cumulative Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .   30
12.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         12.1.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
13.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
14.  Other Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35



                                                                                                 PAGE

         14.1.   Termination of Representations and Warranties. . . . . . . . . . . . . . . . .   35
         14.2.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         14.3.   Whole Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         14.4.   Benefit and Binding Effect.  . . . . . . . . . . . . . . . . . . . . . . . . .   35
         14.5.   Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         14.6.   Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35



                       TENDER OFFER AND MERGER AGREEMENT

          THIS TENDER OFFER AND MERGER AGREEMENT (this "Agreement") dated as of September 13, 1995, by and between THOMAS NELSON, INC., a Tennessee corporation ("Acquiror"), and NELSON ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Subsidiary"), and THE C.R. GIBSON COMPANY, a Delaware corporation ("C.R. Gibson").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Acquiror, Merger Subsidiary and C.R. Gibson have, prior to the date hereof, determined that it is advisable and in the best interests of their respective stockholders to effect the merger (the "Merger") of Merger Subsidiary into C.R. Gibson subject to the conditions and other provisions contained herein; and

          WHEREAS, the Boards of Directors of Acquiror, Merger Subsidiary, and C.R. Gibson have approved the acquisition of C.R. Gibson by Acquiror, and in furtherance of such acquisition, Merger Subsidiary will commence a tender offer to purchase all outstanding shares of C.R. Gibson Common (as defined below) at a price (the "Offer Price") of $9.00 per share, net to the seller in cash (the "Offer"), and the Merger will follow consummation of the Offer, upon the terms and subject to the conditions set forth herein, and

          WHEREAS, the Board of Directors of C.R. Gibson has resolved to recommend that C.R. Gibson stockholders accept the Offer.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.  THE OFFER

          1.1 The Offer. So long as none of the events set forth in Exhibit A hereto shall have occurred or be existing and this Agreement has not been terminated in accordance with the provisions hereof, Merger Subsidiary shall, and Acquiror shall cause Merger Subsidiary to, commence (within the meaning of Rule 14d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")), as promptly as practicable after the date hereof, the Offer pursuant to Section 14(d) of the 1934 Act. The Offer shall be subject only to the conditions set forth in Exhibit A hereto, any of which conditions may be waived in the sole discretion of Acquiror and Merger Subsidiary. Upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall accept for payment and thereby purchase all outstanding shares of C.R. Gibson Common properly tendered pursuant thereto as soon as legally permissible following the consummation thereof, and following such consummation shall pay for all such shares as promptly as practicable thereafter.

                 1.2 Corporate Action. C.R. Gibson hereby consents to the Offer and represents that its Board of Directors has, at a meeting duly called and held, (a) determined that the Offer and the Merger are fair to, and in the best interests of, C.R. Gibson and its stockholders, (b) approved this Agreement, the Offer and the Merger and (c) resolved to recommend that the holders of the C.R. Gibson Common (i) accept the Offer and tender their shares of C.R. Gibson Common pursuant thereto, (ii) approve the Merger and (iii) approve and adopt this Agreement. C.R. Gibson represents that Goldman, Sachs & Co. has advised the Board of Directors of C.R. Gibson that the $9.00 per share consideration to be received by the holders of C.R. Gibson Common in the Offer or the Merger is fair to such holders. On the date the Offer Documents (as hereinafter defined) are filed with the Securities and Exchange Commission (the "SEC"), C.R. Gibson shall file with the SEC and mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") reflecting such recommendations. C.R. Gibson hereby consents to the inclusion in the Offer of the recommendations referred to in the first sentence of this
Section 1.2.; provided, however, that the Board of Directors may withdraw, modify or change such recommendation in accordance with the provisions of
Section 6.3.(a). C.R. Gibson will promptly furnish to or arrange to have furnished to, Merger Subsidiary a list of the holders of outstanding shares of C.R. Gibson Common and mailing labels containing the names and addresses of all record holders of outstanding shares of C.R. Gibson Common and lists of security positions of shares of C.R. Gibson Common held in stock depositories, each as of a recent date, and will promptly furnish to or arrange to have furnished to Merger Subsidiary such additional information, including updated lists of the stockholders of C.R. Gibson, mailing labels and updated lists of security positions, and such assistance as Merger Subsidiary or its agents may reasonably request in communicating the Offer to the holders of outstanding C.R. Gibson Common. C.R. Gibson has been advised by each of its directors that each such person intends to tender all shares of C.R. Gibson Common owned by such person pursuant to the Offer.

                 1.3 Directors. Promptly upon the purchase by Acquiror or any of its subsidiaries of such number of shares of C.R. Gibson Common as represents at least a majority of the outstanding C.R. Gibson Common and from time to time thereafter, Acquiror shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of C.R. Gibson as will give Acquiror, subject to compliance with Section 14(f) of the 1934 Act, representation on the Board of Directors of C.R. Gibson equal to the product of the number of directors on the Board of Directors of C.R. Gibson and the percentage that such number of shares of C.R. Gibson Common so purchased bears to the number of shares of C.R. Gibson Common outstanding, and
C. R. Gibson shall, upon request by Acquiror, promptly increase the size of the Board of Directors of C.R. Gibson or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Acquiror's designees to be elected to the Board of Directors of C.R. Gibson. At the request of Acquiror, C.R. Gibson shall take, at its expense, all action necessary to effect any such election, including calling a special meeting of its stockholders and mailing to its stockholders the information required by
Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.

2.   MERGER AND EXCHANGE

                    2.1     Merger; C.R. Gibson Common.    Subject to the
satisfaction (or, where permissible, waiver) of the terms and conditions of this Agreement, including, without limitation, receipt of the approval of the stockholders of C.R. Gibson, the affiliation of the parties shall be carried out in the following manner: on the date (the "Effective Date") and at the time (the "Effective Time") that all conditions to the Merger set forth in this Agreement have been satisfied or waived in accordance with the terms hereof, including the execution and delivery by Merger Subsidiary and C.R. Gibson of a certificate of merger (the "Certificate of Merger") substantially in the form attached hereto as Exhibit B, and as soon as practicable following the consummation of the Offer, Merger Subsidiary shall be merged with and into C.R. Gibson pursuant to the Certificate of Merger, with C.R. Gibson to be the surviving corporation (the "Surviving Corporation"), and (a) each share of C.R. Gibson's Common Stock, $0.10 par value (the "C.R. Gibson Common"), issued and outstanding immediately prior to the Effective Time not owned by Merger Subsidiary or Acquiror or any other direct or indirect subsidiary of the Acquiror (collectively, the "Acquiror Subsidiaries") (other than shares held by stockholders who take all of the steps required to be taken in order to entitle such stockholders to be paid the fair value of such shares (the "Dissenting Shares") under Section 262 of the Delaware General Corporation Law ("GCL"), any such stockholder being a "Dissenting Stockholder")) shall thereupon by virtue of the Merger and without further action on the part of the holder thereof, be converted into the right to receive the highest price paid per share of C.R. Gibson Common pursuant to the Offer in cash (the "Exchange Price"); (b) each share of Merger Subsidiary's capital stock issued and outstanding immediately prior to the Effective Time shall thereupon by virtue of the Merger and without further action on the part of the holder thereof be converted into one share of C.R. Gibson Common; and (c) each share of C.R. Gibson Common issued and outstanding immediately prior to the Effective Time owned by Acquiror, Merger Subsidiary or any of the other Acquiror Subsidiaries or held in the treasury of C.R. Gibson shall be cancelled and retired, and no payment shall be made with respect thereto. Notwithstanding this Section 2.1. the Acquiror may elect at any time prior to the fifth business day immediately preceding the date on which the Proxy or Information Statement (as hereinafter defined) is initially mailed to the Company's stockholders (or, if a "short-form" merger is to be effected, at any time prior thereto) that instead of merging the Merger Subsidiary into C.R. Gibson as hereinabove provided, to merge C.R. Gibson into the Acquiror, the Merger Subsidiary or another direct or indirect wholly owned subsidiary of the Acquiror; provided, however, that C.R. Gibson shall not be deemed to have breached any of its representations, warranties or covenants herein solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that the merger Subsidiary or such other subsidiary of the Acquiror shall be the Surviving Corporation.

                    2.2 Options. Subject to the rights of certain officers of C.R. Gibson under their respective Employment Agreements (as hereinafter defined), as of the Effective Time, each option to purchase shares of C.R. Gibson Common (the "Options"), which is then outstanding and unexercised whether pursuant to the C.R. Gibson 1988 Stock Option Plan for Key Employees (the "Option Plan") or otherwise and whether or not then exercisable, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive cash in an amount equal to (i) the excess of the Exchange Price over the exercise price per share provided in such Option multiplied by (ii) the number of shares subject to such Option. A list of the Options outstanding on the date hereof is attached hereto as Schedule 2.2.

                    2.3 Stockholder Rights; Stock Transfers. On the Effective Date, holders of C.R. Gibson Common immediately prior to the Effective Time and holders of Options shall cease to be, and shall have no rights as, stockholders of C.R. Gibson, other than the right to receive the consideration provided under this Article 2. and otherwise set forth in the Certificate of Merger. After the Effective Date, there shall be no transfers on the stock transfer books of C.R. Gibson of the shares of C.R. Gibson Common which were issued and outstanding immediately prior to the Effective Date.

                    2.4     Articles of Incorporation; By-laws; Directors;
Officers.   The articles of incorporation and by-laws of the Surviving
Corporation shall be those of C.R. Gibson immediately prior to the Effective Time until duly amended in accordance with their terms and the provisions of applicable law. The directors of Merger Subsidiary in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation, together with such additional directors as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified. The officers of C.R. Gibson in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation together with such additional officers as may thereafter be elected, who shall hold such office until such time as their successors are elected and qualified.

                    2.5 Exchange Procedures. As promptly as practicable after the Effective Date, Acquiror shall send or cause to be sent to each former stockholder of C.R. Gibson of record immediately prior to the Effective Date (other than Acquiror, Merger Subsidiary or any of the other Acquiror Subsidiaries and other than Dissenting Stockholders) transmittal materials for use in exchanging such stockholder's certificates representing C.R. Gibson Common for the Exchange Price for the shares represented thereby. The cash into which the shares of C.R. Gibson Common represented by such certificate has been converted will be delivered to such stockholder upon delivery to Acquiror of the certificates representing all of such shares of C.R. Gibson Common (or indemnity reasonably satisfactory to Acquiror if any of such certificates are lost, stolen or destroyed).

3.        REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBSIDIARY

                    Acquiror and Merger Subsidiary each represent and warrant to C.R. Gibson as follows:

                    3.1 Organization, Good Standing. Each of Acquiror and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the States of Tennessee and Delaware, respectively, and has all requisite corporate power and authority (i) to enter into this Agreement and the Certificate of Merger and to perform the obligations hereunder and thereunder to be performed by it and (ii) to own, operate and lease its properties and carry on its business as it is now being conducted. Each of Acquiror and each of the Acquiror Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify or be in good standing could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or properties of Acquiror and Acquiror Subsidiaries on a consolidated basis.


                    3.2 Corporate Authorizations. The execution, delivery and performance of this Agreement and the Certificate of Merger and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror and Merger Subsidiary. This Agreement has been duly executed and delivered by Acquiror and Merger Subsidiary and constitutes a valid and binding obligation of Acquiror and Merger Subsidiary enforceable against Acquiror and Merger Subsidiary in accordance with its terms. The Certificate of Merger, when executed and delivered by Acquiror and Merger Subsidiary, will constitute a valid and binding obligation of Acquiror and Merger Subsidiary enforceable against Acquiror and Merger Subsidiary in accordance with its terms.

                    3.3 Tender Offer Documents. The documents (as the same may be amended, the "Offer Documents") pursuant to which the Offer will be made, including the Schedule 14D-1 to be filed pursuant to the 1934 Act and all amendments thereof or supplements thereto (collectively, the "Schedule 14D-1"), will conform as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. The information contained in the Offer Documents will not contain, as of the respective dates they are filed with the SEC, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The foregoing representations shall not apply to any information taken or to be taken from the most recent reports filed by C.R. Gibson under the 1934 Act containing such information or furnished by or on behalf of C.R. Gibson for inclusion in the Offer Documents.

                    3.4 Absence of Conflicts. The execution and delivery by Acquiror and Merger Subsidiary of this Agreement and the Certificate of Merger and the consummation of the transactions herein and therein contemplated (assuming the truth and accuracy of each representation and warranty of C.R. Gibson and compliance by C.R. Gibson with all of its obligations hereunder and the expiration or termination of the waiting period described in Exhibit A hereto), do not and will not violate or conflict with, any statute, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or any of Acquiror Subsidiaries or any of Acquiror's or the Acquiror Subsidiaries' properties or assets, except for violations or conflicts that singly or in the aggregate are not material to the business, operations, financial condition or properties of Acquiror and the Acquiror Subsidiaries on a consolidated basis. The execution and delivery by Acquiror and Merger Subsidiary of this Agreement and the Certificate of Merger and the consummation of the transactions herein and therein contemplated do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Acquiror or any of the Acquiror Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror or any of the Acquiror Subsidiaries is a party, or by which it or any of its respective properties or assets may be bound or affected, except for any of the foregoing that singly or in the aggregate are not material to the business, financial condition, results of operations or properties of Acquiror and Acquiror Subsidiaries on a consolidated basis.

                    3.5 Sufficient Funds. Acquiror has and will continue to have sufficient funds to consummate the transactions contemplated hereby, including, without limitation, to pay the consideration set forth in Articles
1. and 2. hereof in accordance with the terms of this Agreement, and has all requisite power and authority to make payment of such funds in the manner described herein and such funds are and will be at the times of the consummation of the Offer and the Merger free and clear of all claims, liens and encumbrances. To the extent such funds have been or will be obtained through any loan or financing arrangement, the execution, delivery and performance of any agreements relating to such arrangements, by Acquiror and the other party or parties have been duly and validly authorized by all necessary corporate action on the part of Acquiror and such other party or parties and constitute valid and binding obligations of Acquiror and such other party or parties in accordance with their terms. All conditions to the obligations of the other party or parties to such loan or financing arrangements to make the loans contemplated thereby have been fulfilled or waived.

                    3.6     Information in Proxy or Information Statement.
None of the information supplied or to be supplied by Acquiror or any of the Acquiror Subsidiaries for inclusion or incorporation by reference in the Proxy or Information Statement (as hereinafter defined) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meeting of stockholders of C.R. Gibson to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    3.7 Broker's and Finder's Fees. Except for PaineWebber Incorporated, no agent, broker, investment banker, person or firm acting on behalf of Acquiror or Merger Subsidiary or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

                    3.8 Reliance on Representations of C.R. Gibson. Each of Acquiror and Merger Subsidiary acknowledges that, except for the representations and warranties of C.R. Gibson specifically set forth in Article
4. hereof, it has not relied on any information provided by C.R. Gibson to Acquiror and/or Merger Subsidiary in connection with the transactions contemplated by this Agreement as constituting a representation or warranty of C.R. Gibson.

4.        REPRESENTATIONS AND WARRANTIES OF C.R. GIBSON

   C.R. Gibson represents and warrants to Acquiror and Merger Subsidiary as follows:

              4.1 Organization, Good Standing and Capital Stock of C.R. Gibson; C.R. Gibson Subsidiaries.

                    (a) Each of C.R. Gibson and the C.R. Gibson Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. C.R. Gibson has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and to perform the obligations hereunder and thereunder to be performed by it, and each of C.R. Gibson and the C.R. Gibson Subsidiaries have all requisite corporate power and authority to own, operate and lease its properties and carry on its business as it is now being conducted. Each of C.R. Gibson and the C.R. Gibson Subsidiaries is duly qualified and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify or be in good standing could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. The authorized capital stock of C.R. Gibson consists of 15,000,000 shares of C.R. Gibson Common and 200,000 shares of Preferred Stock, $10.00 par value (the "C.R. Gibson Preferred Stock"). As of the close of business on July 31, 1995, (i) 7,439,451 shares of C.R. Gibson Common and no shares of C.R. Gibson Preferred were outstanding, (ii) there were 322,509 shares of C.R. Gibson Common subject to Options then outstanding and unexercised with option exercise prices therefor as set forth in Schedule 2.2. hereto, and (iii) 320,662 shares of C.R. Gibson Common were held in the treasury of C.R. Gibson. All outstanding shares of C.R. Gibson Common have been duly authorized and are validly issued, fully paid and nonassessable. The C.R. Gibson Common is not subject to any restriction on transfer under the articles of incorporation or by-laws of C.R. Gibson. Except as set forth in the Schedules hereto, C.R. Gibson has not issued or granted nor is it a party to any outstanding warrants, options, rights, calls or commitments of any kind relating to, or any presently effective agreements or understandings with respect to, its capital stock, whether issued or unissued, or securities convertible into its capital stock. Other than as set forth in the C.R. Gibson Reports, C.R. Gibson is not a party to, or bound by, any contract, indenture, agreement or instrument or any note, debenture, bond or other security, under the terms of which, or pursuant to which, its right to declare or pay dividends on its capital stock is restricted. C.R. Gibson's capital stock is not subject to any preemptive rights of any stockholder.

                    (b) A list of all subsidiaries of C.R. Gibson (the "C.R. Gibson Subsidiaries") and the number of shares and percentage of capital stock owned by C.R. Gibson in such subsidiary is set forth on Schedule 4.1.(b) hereof. All of the outstanding shares of capital stock of each of the C.R. Gibson Subsidiaries owned by C.R. Gibson have been duly authorized and validly issued and are fully paid and nonassessable and are owned by C.R. Gibson free and clear of all claims, liens and encumbrances.

              4.2 Corporate Authorizations. The execution, delivery and performance of this Agreement and the Certificate of Merger have been duly and validly authorized by all necessary corporate action on the part of C.R. Gibson, except that this Agreement and the Merger must be approved by its stockholders in accordance with the GCL. This Agreement has been duly executed and delivered by C.R. Gibson and constitutes a valid and binding obligation of C.R. Gibson enforceable against C.R. Gibson in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally. The Certificate of Merger, when executed and delivered by C.R. Gibson, will constitute a valid and binding obligation of C.R. Gibson enforceable against C.R. Gibson in accordance with its terms.

              4.3 Absence of Certain Changes. Since June 30, 1995, there has not been any material adverse change in the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis and no event or condition has occurred or exists that could reasonably be expected to result in such a material adverse change. Except as disclosed in the C.R. Gibson Reports (as hereinafter defined) or in Schedule 4.3. hereto, since June 30, 1995, there has not been
(a) any declaration, setting aside or payment of any dividend or other distribution in respect of the C.R. Gibson Common, other than regular quarterly cash dividends, or any redemption or other acquisition by C.R. Gibson of any shares of its capital stock; (b) any increase in the rate or terms of compensation, severance or termination benefits payable or to become payable by C.R. Gibson to its directors, officers or employees whose aggregate annual remuneration exceeds $50,000, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); (c) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees whose aggregate annual remuneration exceeds $50,000, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); (d) any entry into any agreement, commitment or transaction by C.R. Gibson which is material to C.R. Gibson and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; or (e) any change by C.R. Gibson in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

              4.4 Absence of Conflicts. The execution and delivery by C.R. Gibson of this Agreement and the Certificate of Merger and the consummation of the transactions herein and therein contemplated (subject to receipt of the stockholder approval referred to in Section 6.2.(e) hereof and assuming the truth and accuracy of each representation and warranty of Acquiror and Merger Subsidiary and compliance by Acquiror and Merger Subsidiary with all of their obligations hereunder and the expiration or termination of the waiting period described in Exhibit A hereto), do not and will not violate or conflict with, any statute, regulation, judgment, order, writ, decree or injunction applicable to C.R. Gibson or the C.R. Gibson Subsidiaries or any of C.R. Gibson's or the C.R. Gibson Subsidiaries' properties or assets, except for violations or conflicts that singly or in the aggregate are not material to the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. Except as otherwise disclosed in Schedule 4.4. hereto, the execution and delivery by C.R. Gibson of this Agreement and the Certificate of Merger and the consummation of the transactions herein and therein contemplated do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of C.R. Gibson or the C.R. Gibson Subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which C.R. Gibson or any of the C.R. Gibson Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except for any of the foregoing that singly or in the aggregate are not material to the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis.

              4.5 The C.R. Gibson Reports. Since December 31, 1991, C.R. Gibson has timely filed all reports and other documents required to be filed by it under the 1934 Act. C.R. Gibson's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993, and 1994, its Quarterly Reports for the periods ended March 31, 1995 and June 30, 1995 and its Proxy Statement dated April 14, 1995 (collectively, the "C.R. Gibson Reports"), as of their respective dates, complied as to form in all materials respects with the published rules and regulations of the SEC with respect thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make statements therein, in light of the circumstances under which they were made, not misleading. The financial statements in or incorporated by reference into the C.R. Gibson Reports, including any related notes and schedules, complied as to form in all material respects on the dates thereof with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto and fairly present the consolidated financial position of C.R. Gibson and the C.R. Gibson Subsidiaries as at the dates thereof and the consolidated results of operations, changes in shareholders' equity, and cash flows of C.R. Gibson and the C.R. Gibson Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein or, in the case of unaudited financial statements, as permitted by Regulation S-X of the SEC) and subject, in the case of unaudited financial statements, to normal recurring year-end adjustments which are not material. Except as set forth in the C.R. Gibson Reports or with respect to the agreements identified in Items 1 and 2 of
Schedule 4.12.(f) hereto, neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1995 which would not, individually or in the aggregate, have a material adverse effect on the business, financial conditions, results of operations, properties or prospects of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis.

              4.6 Compliance with Laws. Neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries is in violation of any statute, rule, regulation, order, writ, decree, or injunction of any court or governmental agency or any body having jurisdiction over it or any of its properties which violation has had, or, if enforced, could reasonably be expected to have, singly or in the aggregate, a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis.

              4.7 Compliance with Agreements. Neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent documents) or any note, bond, indenture, mortgage, deed of trust, loan agreement or any other agreement to which it is a party or by which it is bound or to which any of its properties or assets is subject, other than such defaults or violations as could not reasonably be expected to have, singly or in the aggregate, a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. All contracts and agreements to which C.R. Gibson or any of the C.R. Gibson Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, other than (i) such failures to be so valid and binding, in full force and effect or enforceable which would not, either individually or in the aggregate, be reasonably likely to have a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis and (ii) subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. There is not under any such contract or agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default, by C.R. Gibson or any of the C.R. Gibson Subsidiaries, or to C.R. Gibson's knowledge, any other party, except to the extent such default would not be reasonably likely to cause a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis.

              4.8 Litigation; Regulatory Action. Except as otherwise disclosed on Schedule 4.8. hereto, neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries is engaged in, or party to any legal action or other proceeding or investigation, nor, to the knowledge of C.R. Gibson, is any such claim, legal action or other proceeding or investigation threatened against C.R. Gibson or any of the C.R. Gibson Subsidiaries, nor, to the knowledge of C.R. Gibson, does any state of facts exist other than those previously disclosed to Acquiror in writing which is reasonably likely to result in any such claim, legal action or other proceeding against C.R. Gibson or any of the C.R. Gibson Subsidiaries, before any court, arbitrator or governmental agency, the outcome of which could reasonably be expected to materially adversely affect the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. There are no outstanding orders, rulings, decrees, judgments, memoranda of understanding or stipulations to which C.R. Gibson or any of the C.R. Gibson Subsidiaries is a party or by which it is bound by or with any court, arbitrator or governmental agency that singly or in the aggregate is reasonably likely to have a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis.

              4.9 Taxes. Each of C.R. Gibson and the C.R. Gibson Subsidiaries has filed with appropriate governmental agencies all federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns) required to be filed by it and have made available to Acquiror complete and accurate copies of such filings; and each such return is complete and accurate in all material respects. Each of C.R. Gibson and the C.R. Gibson Subsidiaries has paid all Taxes and other assessments due and has paid any amounts that are required to be paid without any return required to be filed. There are included, in each of the balance sheets contained in the C.R. Gibson Reports, adequate provisions for the payment of all unpaid Taxes of C.R. Gibson and the C.R. Gibson Subsidiaries, including interest and penalties (if any), whether or not disputed, for the periods then ended and all periods prior thereto. Except as otherwise disclosed on Schedule 4.9. hereto, there are no liens for Taxes upon C.R. Gibson or the C.R. Gibson Subsidiaries or their assets, except liens for current taxes not yet due and payable, and neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries is a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim or assessment for collection of Taxes been asserted against it, nor to the best knowledge of C.R. Gibson is any such claim or assessment threatened. There is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination the effect of which could reasonably be expected to be materially adverse to the financial condition or results of operations of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. None of C.R. Gibson and the C.R. Gibson Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return other than extensions applicable to its tax returns for the year ended December 31, 1994. No claim has been made by an authority in a jurisdiction where any of C.R. Gibson and the C.R. Gibson Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. Neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries are liable for Taxes of any member of any affiliated group (other than the consolidated group in which C.R. Gibson is the common parent) that at the time included as a member C.R. Gibson or any of the C.R. Gibson Subsidiaries (or any predecessor thereto, by merger or otherwise) by reason of C.R. Gibson or any of the C.R. Gibson Subsidiaries being severally liable for the entire tax of such affiliated group pursuant to the Treasury Regulations Section 1.1502-6 or any analogous state or local tax provision. None of C.R. Gibson and the C.R. Gibson Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. None of C.R. Gibson and the C.R. Gibson Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. The transactions contemplated by this Agreement will not result in a payment or series of payments to any employee of C.R. Gibson or any of the C.R. Gibson Subsidiaries or any other person of an "excess parachute payment" within the meaning of Section 280G of the Code. As used in this Agreement, the term "Taxes" includes, without limitation, any federal, state, local or foreign income, leasing, franchise, excise, gross receipts, sales, use, occupational, tangible and intangible personal property and stamp taxes, payments in lieu of taxes, levies, duties, imposts, assessments, fees, charges, and withholdings of any nature whatsoever, together with any related penalties fines, additions to tax or interest thereon.

              4.10 Confidentiality Agreement. C.R. Gibson has entered into agreements with each of the parties to whom an Offering Memorandum in the form delivered on behalf of C.R. Gibson to Acquiror providing that such party will retain in confidence the confidential information provided by or on behalf of C.R. Gibson and that such party will not make or encourage an Acquisition Proposal (as hereinafter defined) for a period of at least one year from the date of such agreement

              4.11 Information in Proxy or Information Statement and Offer Documents. None of the information supplied or to be supplied by C.R. Gibson or any of the C.R. Gibson Subsidiaries for inclusion or incorporation by reference in the Proxy or Information Statement or the Offer Documents and any amendment or supplement thereto will, at the date of mailing to stockholders and with respect to the Proxy or Information Statement, at the time of the meeting of stockholders of C.R. Gibson to be held in connection with the Merger or at the date of the last required written consent of a stockholder of C.R. Gibson if no meeting is held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy or Information Statement (except for such portions thereof that relate only to Acquiror) will comply in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder.

              4.12 Employee Retirement Income Security Act of 1974 and Other Employment Matters.

                    (a) Except for the Employment Agreements or as set forth or described in Schedule 4.12.(a) hereto, neither C.R. Gibson nor the C.R. Gibson Subsidiaries has established and maintains or contributes to, or has an obligation to contribute to, or has liability with respect to, any plan, program, arrangement, agreement or commitment which is an employment, or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance or vacation, plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually, an "Employee Plan," and collectively, the "Employee Plans"). No Employee Plan is a multi-employer plan (as defined in Section 4001(a)(3) of ERISA) or a multiple employer plan (as defined in Section 413(c) of the Internal Revenue Code of 1986 (the "Code"));

                    (b) With respect to each employee benefit plan (including, without limitation, the Employee Plans and any plan maintained by any entity which would be treated as a "single employer" together with C.R. Gibson or any C.R. Gibson Subsidiary (within the meaning of Section 4001(b)(1) of ERISA)) that is subject to the provisions of Title IV of ERISA and with respect to which C.R. Gibson or any C.R. Gibson Subsidiary may, directly or indirectly, incur any liability:

                            (i)  No such plan has been terminated so as to
result, directly or indirectly, in any material liability, contingent or otherwise in excess of amounts already accrued or otherwise reflected in the financial records of C.R. Gibson or any C.R. Gibson Subsidiary as of June 30, 1995, of C.R. Gibson or any C.R. Gibson Subsidiary under Title IV of ERISA;

                            (ii) No complete or partial withdrawal from such
plan has been made by C.R. Gibson or any C.R. Gibson Subsidiary, or by any other person, so as to result in a liability of C.R. Gibson or any C.R. Gibson Subsidiary, whether such liability is contingent or otherwise, except as otherwise reflected in the financial records of C.R. Gibson or any C.R. Gibson Subsidiary as of June 30, 1995;

                            (iii) No condition or event currently exists or
currently is expected to occur that could result, directly or indirectly, in any material liability of C.R. Gibson or any C.R. Gibson Subsidiary under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation ("PBGC") or otherwise in excess of amounts already accrued or otherwise reflected in the financial records of C.R. Gibson or any C.R. Gibson Subsidiary as of June 30, 1995 (except for required premium payments under Title IV of ERISA, which payments have been or will be made when due), on account of the termination of any such plan;

                            (iv) If any such plan were to be terminated as of
the date hereof or as of the Effective Time, none of C.R. Gibson, any of the C.R. Gibson Subsidiaries or the Acquiror would incur any material liability under Title IV of ERISA in excess of amounts already accrued or otherwise reflected in the financial records of C.R. Gibson or any C.R. Gibson Subsidiary as of June 30, 1995;

                            (v)  No "reportable event" (as defined in Section
4043 of ERISA) has occurred with respect to any such plan (other than any such reportable events for which the 30-day notice period has been waived by the
PBGC); and

                            (vi) No such plan which is subject to Section 302
of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived;

                    (c) No event has occurred in connection with which C.R. Gibson, any C.R. Gibson Subsidiary or any Employee Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Employee Plan or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which C.R. Gibson or a C.R. Gibson Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order, other than the obligation to pay benefits or plan expenses in accordance with the terms of any Employee Plan and any applicable trust thereunder;

                    (d) With respect to each Employee Plan, (i) all payments due from C.R. Gibson or any of the C.R. Gibson Subsidiaries to date have been made when due, and all amounts properly accrued to date or as of the date of consummation of the Offer as liabilities of C.R. Gibson or any of the C.R. Gibson Subsidiaries which have not been paid have been or will be properly recorded in the financial records of C.R. Gibson or such C.R. Gibson Subsidiary; (ii) each of C.R. Gibson and the C.R. Gibson Subsidiaries has complied with, and each Employee Plan is in compliance in all material respects with, all applicable laws and regulations, including, without limitation, ERISA and the Code to the extent applicable;
(iii) each Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has adversely affected or is likely adversely to affect such qualification or exemption; (iv) each Employee Plan which is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and its related trust (if any) is in compliance in all material respects with all applicable requirements of the Code (including
Section 4980B of the Code) for obtaining the tax benefits the Code permits and for which the trust is intended to qualify with respect to such Employee Plan; and (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to any Employee Plan or against the assets of any Employee Plan or against any trust established to fund the benefits under any Employee Plan;

                    (e) All material obligations of C.R. Gibson and the C.R. Gibson Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation or Social Security benefits, or for vacation or holiday pay, bonuses and other forms of compensation, which are payable to its directors, officers, employees or agents, have been paid when due;

                    (f) No Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former employees of C.R. Gibson or the C.R. Gibson Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan that is qualified under Section 401 of the Code, (iii) disability or death benefits under any employee welfare benefit plan that have been fully provided for by insurance or otherwise, (iv) unfunded pension plan benefits accrued as liabilities in the C.R. Gibson Reports, (v) benefits pursuant to agreements listed on Schedule 4.12.(f) hereto, (vi) benefits in the nature of severance pay, or (vii) the right to exercise stock options under Employee Plans that are stock option or stock purchase plans);

                    (g) Except as otherwise set forth on Schedule 4.12.(g) hereto, the consummation of the transactions contemplated by this Agreement will not result (either alone or in conjunction with any other event) in the payment or series of payments by C.R. Gibson, any of the C.R. Gibson Subsidiaries or the Acquiror of an "excess parachute payment" within the meaning of Section 280G of the Code;

                    (h) Except as otherwise set forth in this Agreement or the Certificate of Merger or Schedule 4.12.(h) hereto, the consummation of the transactions contemplated by this Agreement itself and without further action on the part of any person will not, except as described herein or as may arise under agreements or obligations referred to in the Schedules hereto or in the C.R. Gibson Reports, (i) entitle any current or former employee or director of

C.R. Gibson or the C.R. Gibson Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former employee or director, under any Employee Plan or otherwise result in any liability for benefits with respect to any Employee Plan; and

                    (i) None of C.R. Gibson or the C.R. Gibson Subsidiaries has a formal plan or commitment, whether legally binding or not, to create any additional Employee Plan, or to amend or modify any existing Employee Plan other than amendments required by applicable law which do not materially increase the cost to C.R. Gibson or any of the C.R. Gibson Subsidiaries of maintaining such Employee Plan.

              4.13  Environmental Matters.  Except as otherwise described in
Schedule 4.13. hereto, C.R. Gibson has not received any written notification of any judicial, administrative, arbitral or other legal proceedings, claims, actions, causes of action pending or threatened against C.R. Gibson or any of the C.R. Gibson Subsidiaries seeking to impose on C.R. Gibson or any of the C.R. Gibson Subsidiaries, that is reasonably likely to result in the imposition on C.R. Gibson or any of the C.R. Gibson Subsidiaries of, any liability, as a result of the violation of the Environmental Laws (as defined in Section 13. hereof), which liability could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. Except as otherwise described in Schedule 4.13. hereto, there is no past or present event, condition or circumstance affecting or activities related to any real property currently owned or leased by C.R. Gibson or any of the C.R. Gibson Subsidiaries or any real property collateral securing any loan or other asset of C.R. Gibson or any of the C.R. Gibson Subsidiaries that is reasonably likely to give rise to any such material liability.

              4.14 Schedule 14D-9. The Schedule 14D-9 shall comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules and regulations thereunder and will not, at the respective times the
Schedule 14D-9 or any amendments thereof or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. C.R. Gibson will promptly correct any statements in the
Schedule 14D-9 that have become false or misleading and will take all steps reasonably necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of C.R. Gibson Common, in each case as and to the extent required by applicable law.

              4.15 Title to Properties. Each of C.R. Gibson and the C.R. Gibson Subsidiaries has good and, as to real property, marketable title to all its properties and assets, real and personal, tangible and intangible, reflected in its books and records as being owned, free and clear of all liens and encumbrances, (a) except such as are reflected on the balance sheet of C.R. Gibson as of June 30, 1995 or incurred thereafter in the ordinary course of business, (b) except for liens for current taxes not yet due and payable, (c) except for liens or encumbrances which are normal to the business of C.R. Gibson and the C.R. Gibson Subsidiaries and are not, in the aggregate, material in relation to the assets of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis, and (d) except for such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of C.R. Gibson and the C.R. Gibson Subsidiaries.

              4.16  Labor.

                    (a) Except as would not be reasonably likely to have a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis, (i) each of C.R. Gibson and the C.R. Gibson Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against C.R. Gibson or any of the C.R. Gibson Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving C.R. Gibson or any of the C.R. Gibson Subsidiaries; (iv) no representation question exists respecting the employees of C.R. Gibson or any of the C.R. Gibson Subsidiaries; (v) no agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by C.R. Gibson or any of the C.R. Gibson Subsidiaries; and (vii) C.R. Gibson and the C.R. Gibson Subsidiaries taken as a whole have not experienced any material labor difficulty during the last three years.

                    (b) Except as set forth in the Schedules hereto, neither C.R. Gibson nor any of the C.R. Gibson Subsidiaries has any written, or to the knowledge of C.R. Gibson, any binding oral, employment or severance agreement with any person.

              4.17 State Takeover Laws; Stockholder Rights. By action of the Board of Directors of C.R. Gibson prior to the date hereof (and prior to the execution hereof), resolutions were duly adopted (a) approving the execution, delivery and performance of this Agreement and the Certificate of Merger and transactions contemplated hereby and thereby and (b) exempting from the requirements of Section 203 of the GCL any and all "business combinations" as defined in the GCL of any type, whether now or hereafter contemplated, between C.R. Gibson and Acquiror and/or any of its existing and future subsidiaries or affiliates.

              4.18 Broker's and Finder's Fees. Except for Goldman, Sachs & Co. pursuant to an engagement letter dated May 9, 1995, a true and correct copy of which will be furnished to Acquiror, no agent, broker, investment banker, person or firm acting on behalf of C.R. Gibson or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

              4.19 Intellectual Property. Schedule 4.19. hereto is an accurate and complete list of all (i) material trademarks, trade names, service marks, service names and any applications therefor, title to all of which is held by C.R. Gibson or the C.R. Gibson Subsidiaries free and clear of all adverse claims, liens, security agreements, registrations or other encumbrances and

(ii) material licenses (whether as licensor or licensee) of C.R. Gibson and each C.R. Gibson Subsidiary used or required by C.R. Gibson or any C.R. Gibson Subsidiary in the operation of their respective businesses. For the purposes of this Section 4.19., a material license shall be defined as any license agreement under which, during the year ending December 31, 1994, C.R. Gibson generated sales equal to or exceeding $250,000. Except as specifically noted in Schedule 4.19., all material licenses are valid and binding, in full force and effect and, to the knowledge of C.R. Gibson, enforceable against the parties thereto in accordance with their terms. The intellectual property described in (i) and (ii) above is collectively referred to herein as the "C.R.Gibson Intellectual Property." There is no complaint, arbitration, lawsuit, suit, claim or other dispute which asserts that C.R. Gibson or any C.R. Gibson Subsidiary is violating or infringing upon any trademark, trade name, service mark, service name, copyright or other intellectual property of any other person in which a determination adverse to C.R. Gibson or the C.R. Gibson Subsidiary would be reasonably likely to have a material adverse effect on the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis. Except as set forth in Schedule 4.19., neither C.R. Gibson or any C.R. Gibson Subsidiary is any way making use of any trademark, trade name, service mark, service name, copyright, know-how, process, confidential information, proprietary technology, trade secret or other intellectual property of any person which is material to the business of C.R. Gibson and the C.R. Gibson Subsidiaries taken as a whole, except with the consent of such person. To the knowledge of C.R. Gibson, there is no person violating or infringing upon the license rights, trademarks, trade names, service marks, service names, copyrights and any applications therefor or making any use of any know-how, process, confidential information, proprietary technology or trade secret of C.R. Gibson or any C.R. Gibson Subsidiary. Except as described in Schedule 4.19., neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation or default (with or without notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration or the payment of any material additional sum under any of the terms, conditions or provisions of any material license or the loss or encumbrance of any C.R. Gibson Intellectual Property or material benefit related thereto.

5.        CONDUCT OF BUSINESS PENDING CONSUMMATION OF THE OFFER

              5.1 Negative Covenants. C.R. Gibson covenants and agrees with Acquiror and Merger Subsidiary that, from and after the date hereof until the consummation of the Offer, except as specifically contemplated by this Agreement and the Certificate of Merger or otherwise approved in writing by Acquiror, none of C.R. Gibson or the C.R. Gibson Subsidiaries shall, directly or indirectly, do or agree to do any of the following:

                    (a) Propose or adopt any change to its articles of incorporation or by-laws (or equivalent documents);

                    (b) Lease, sell, mortgage, subject to lien, pledge, assign, encumber, swap or otherwise dispose of any of its assets, except (i) in the ordinary course of business, and (ii) for adequate consideration, or enter into any transaction that would have the practical effect of an acquisition by any other person of a material interest in it;

                    (c) Redeem, purchase, reclassify, retire or otherwise acquire any shares of its capital stock, any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                    (d) Make any change in the number of the authorized, issued or outstanding shares of capital stock or other equity security of it (other than, with respect to C.R. Gibson, pursuant to the exercise of options, rights or similar securities outstanding as of the date hereof) grant any option or commitment relating to its capital stock or any security convertible into such capital stock or any security, the value of which is measured by such capital stock or any security subordinated to the claims of general creditors, or issue, sell or retire any debt obligations except in the ordinary course of business;

                    (e) Declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock in liquidation or otherwise (including, without limitation, any stock dividend or distribution) other than dividends declared and paid by any of the C.R. Gibson Subsidiaries to C.R. Gibson and with respect to C.R. Gibson, other than regular quarterly cash dividends in an amount not to exceed $0.04 per share in accordance with past practices;

                    (f) Incur any material direct or contingent liabilities or commitments except in the ordinary course of business consistent with past practice;

                    (g) (i) Merge or consolidate with any other corporation or other entity; (ii) acquire any stock or other equity securities or interest in, or purchase or otherwise acquire any assets of, any corporation, other entity (except in the ordinary course of business); or (iii) effect any reorganization or recapitalization;

                    (h) Terminate, amend, modify, establish or enter into any employment or severance contract or any Employee Plan or other employee benefit plan, program or arrangement or fringe benefits; or enter into, commit to enter into, renew or amend any employee severance agreement other than in the ordinary course of business consistent with past practice or grant any material increases in the compensation or benefits to any director, officer or employee whose aggregate annual remuneration exceeds $50,000. In addition, the foregoing shall not prevent the hiring of employees reasonably necessary for the conduct of the business of C.R. Gibson and the C.R. Gibson Subsidiaries as employees at will on terms substantially similar to those of current employees performing comparable tasks and having comparable responsibilities;

                    (i) Enter into any new lines of business, engage or participate in any material transaction other than in the ordinary course of business (including, without limitation, acquiring material real or personal property), or make any capital expenditures in excess of an aggregate of $25,000 per month with respect to any project (including repairs, renewals and replacements) provided that the aggregate expenditures with respect to any individual project shall not exceed $250,000, except relocations as may be necessary as a result of fire or other natural disaster and expenditures from net insurance proceeds received with respect to damage to or the destruction of any property to repair, renew or replace such property; or enter into any new, or amend or modify any existing, material contract, agreement, arrangement or commitment other than in the ordinary course of business;

                    (j) Other than as may be specifically required or permitted by this Agreement, authorize or make any material change in the following or any of them: (i) business or operations, (ii) operational policies, activities or practices, (iii) accounting policies, standards or practices, except as may be required by changes in generally accepted accounting principles as concurred in by C.R. Gibson's independent auditors;

                    (k) Except in the ordinary course of business, waive or release any material right or other debt or claim; provided, however, that C.R. Gibson may take any such action if, within five business days after C.R. Gibson requests in writing that Acquiror consent to the taking of such action, Acquiror has approved such request in writing or has not responded in writing to such request;

                    (l) Amend, modify, terminate or fail to renew or preserve the business organization, material rights, franchises, permits or licenses of C.R. Gibson and the C.R. Gibson Subsidiaries;

                    (m)     For any amount in excess of the sum of (i) $50,000,
(ii) the proceeds of any applicable insurance and (iii) any amounts reserved or accrued by C.R. Gibson with respect to any litigation or potential litigation as of June 30, 1995, settle or otherwise take any action to release or reduce any rights with respect to any litigation (whether by counterclaim or otherwise) in which C.R. Gibson or any of the C.R. Gibson Subsidiaries is or becomes a defendant; or

                    (n) Enter into any agreement or obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement, take any action which would make any of its representations or warranties contained herein untrue or incorrect in any material respect if made or deemed to be made immediately thereafter, or cause any of the conditions set forth in Article 8. hereof not to be satisfied.

              5.2 Affirmative Covenants. C.R. Gibson covenants and agrees with Acquiror and Merger Subsidiary that, from and after the date hereof until the consummation of the Offer, except as specifically contemplated by this Agreement and the Certificate of Merger or otherwise approved in writing by Acquiror, each of C.R. Gibson and the C.R. Gibson Subsidiaries shall:

                    (a) Maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied except for changes required under applicable accounting principles;

                    (b) Comply in all material respects with all laws applicable to the conduct of its business and with this Agreement, it being understood, however, that this covenant shall not apply where the failure so to comply could not reasonably be expected to have a material adverse effect on the business, results of operations, properties or financial condition of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis;

                    (c) Conduct its business only in the usual, regular and ordinary course and in substantially the same manner as currently being conducted;

                    (d) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities and, unless contesting the same in good faith after establishing reasonable reserves, pay when required to be paid all taxes indicated by such returns or otherwise lawfully levied or assessed upon C.R. Gibson or the C.R. Gibson Subsidiaries or any of their properties;

                    (e) Use reasonable efforts to keep in force with reputable insurers, at not less than present limits, commercial and other similar insurance of the types currently maintained by it;

                    (f) Make all payments and contributions to and under all Employee Plans on or before the date on which such payments and contributions shall be due; and

                    (g) With respect to C.R. Gibson, make all filings required to be filed by C.R. Gibson with the SEC prior to the Closing Date and furnish to Acquiror copies of all such reports promptly after they are filed.

6.        ADDITIONAL COVENANTS

              6.1 Covenants of Acquiror. Acquiror hereby covenants and agrees with C.R. Gibson as follows:

                    (a) Employees. Acquiror shall have the right (but not the obligation) to employ, as officers and employees of Acquiror or the Surviving Corporation or other subsidiaries of Acquiror immediately following the Effective Time, all persons who are officers and employees of C.R. Gibson or the C.R. Gibson Subsidiaries immediately before the Effective Time; provided, however, that this provision imposes no obligation on any officer or employee to accept employment with Acquiror or any of its subsidiaries.

                    (b) Employee Benefits. (i) Acquiror shall, with respect to each person who remains an employee of the Surviving Corporation or any of its subsidiaries following the consummation of the Offer (each a "Continued Employee"), provide the benefits described in this Section 6.1.(b);
(ii) each Continued Employee shall be eligible, as an employee of Acquiror or any of its subsidiaries, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or nonqualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs on terms that are no less favorable than those available to other employees of Acquiror (the "Acquiror's Plans"). For purposes of vesting and eligibility to begin participation with respect to Acquiror's Plans, each

Continued Employee shall be credited with his or her term of service with C.R. Gibson or the C.R. Gibson Subsidiaries.

                    (c) Employment Agreements. As of the consummation of the Offer, the Acquiror shall assume and agree to perform the Employment Agreements in the same manner and to the same extent that C.R. Gibson is then required to perform them.

                    (d) Indemnification. Acquiror agrees that provisions for indemnification not materially less favorable than those now existing in favor of the employees, agents, directors or officers of C.R. Gibson or any of the C.R. Gibson Subsidiaries as provided in their respective certificate or articles of incorporation or by-laws or pursuant to any agreement shall survive the Merger and shall continue in full force and effect with respect to acts or omissions occurring prior to the Effective Time for a period of six years. In the event of any claim or litigation giving rise to such indemnification, Acquiror will provide the indemnified party with reasonable access to and the right to copy all documents and other information relating to the subject matter of the litigation and will reasonably cooperate in the defense of such litigation. Acquiror agrees to maintain for a period of two years directors' and officers' liability insurance coverage maintained by C.R. Gibson on the date hereof (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions prior to the Effective Time.

                    (e) Amendment of Offer. Acquiror and Merger Subsidiary reserve the right to waive any condition set forth in Exhibit A to this Agreement, to increase the price per share payable in the Offer or to make other changes in the terms and conditions of the Offer, provided that no change may be made which decreases the price per share payable or the maximum number of shares to be purchased in the Offer or which imposes conditions to the Offer additional to those set forth in Exhibit A to this Agreement without the prior approval of the Board of Directors of C.R. Gibson.

              6.2 Joint Covenants. Each of the parties hereto covenants and agrees with the other as follows:

                    (a) Certain Events. If, prior to the consummation of the Offer, either party becomes aware of the occurrence of any event which would (i) constitute or cause a material breach by it of any of the representations and warranties herein or would have constituted or caused a material breach by it of the representations and warranties herein had such event occurred or been known prior to the date hereof or (ii) cause, or be reasonably likely to cause, any condition included in Article 8. hereof not to be satisfied, such party shall promptly give written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same.

                    (b) Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to bring about the transactions contemplated by this Agreement and the Certificate of Merger as soon as practicable, including without limitation obtaining the approval of this Agreement and the Merger as promptly as practicable following consummation of the Offer, unless this Agreement is terminated as provided herein, and shall not willfully or intentionally breach this Agreement or the Certificate of Merger.

                    (c) Press Releases. No public announcement of the execution of this Agreement or the transactions contemplated hereby shall be made by or on behalf of C.R. Gibson or Acquiror or Merger Subsidiary except in a press release mutually agreed upon by C.R. Gibson and Acquiror. C.R. Gibson and Acquiror shall cooperate in the development and distribution of all news releases and other public disclosures with respect to the transactions contemplated by this Agreement and shall not issue any press release or written statement for general circulation relating to this Agreement or the transactions contemplated hereby without the mutual agreement of C.R. Gibson and Acquiror, unless disclosure is otherwise required under laws or regulations applicable to C.R. Gibson or Acquiror.

                    (d) Cooperation; Access to Information. Each party shall cooperate fully with the other in carrying out the transactions contemplated hereby or by the Certificate of Merger. On and after the date hereof, C.R. Gibson shall, after receipt of prior written notice, give to Acquiror and its representatives reasonable access to its and its subsidiaries' books, records, reports to regulatory authorities, offices and other facilities and to its and its subsidiaries' employees, agents, attorneys and independent accountants, and shall comply with all reasonable requests for the furnishing of financial statements (including all its monthly and quarterly financial statements) and other information and documents, subject to limitations upon the disclosure of certain matters imposed by law or as to which it has an obligation to its or its subsidiaries' customers to maintain confidentiality. The availability or actual delivery of information shall not affect the covenants, representations and warranties of the party providing such information that are contained in this Agreement or in the Certificate of Merger or in any certificates or other documents delivered pursuant hereto, or any of the rights of the recipient of such information. In the event that this Agreement is terminated, Acquiror shall return all nonpublic documents furnished hereunder, shall destroy all documents or portions thereof prepared by Acquiror that contain nonpublic information furnished by C.R. Gibson pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to Acquiror through persons (other than the party providing such information) having no obligation to maintain such information in confidence. Notwithstanding any other provision hereof, the parties hereto shall continue to be bound by all confidentiality agreements previously executed by and between them.

                    (e) Consents; Stockholder Approval. Each party shall use its best efforts to obtain as promptly as practicable (and in any event prior to the Closing) all consents or waivers that may be required under any loan or other agreement or document to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries is bound, and to obtain, give and make as promptly as practicable such other consents, approvals, notices and filings as are necessary or advisable in connection with the Offer, the Merger and this Agreement. C.R. Gibson shall, through its Board of Directors, call a meeting of the holders of the C.R. Gibson Common to be held as soon as practicable following the consummation of the Offer or accept written consents from stockholders of C.R. Gibson for the purpose of approving this Agreement and the Merger. C.R. Gibson shall, through its Board of Directors (subject to the provisions of Section 6.3.(a)), recommend approval of this Agreement and the Merger and as reasonably requested by Acquiror shall use its best efforts (including, without limitation, soliciting proxies for such approval, if necessary) to obtain such stockholder approval. At any such meeting, all outstanding shares of C.R. Gibson Common then owned by Acquiror, Merger Subsidiary or any of the Acquiror Subsidiaries will be voted in favor of the Merger and for approval and adoption of this Agreement.

              6.3 Additional Covenants of C.R. Gibson. Except as specifically contemplated by this Agreement or otherwise approved in writing by Acquiror, C.R. Gibson further covenants and agrees with Acquiror as follows:

                    (a) Acquisition Proposals. C.R. Gibson agrees (a) that neither it nor any of the C.R. Gibson Subsidiaries shall, and it shall direct and use its best efforts to cause its and the C.R. Gibson Subsidiaries' officers, directors, employees, agents, representatives and affiliates (including, without limitation, any investment banker, attorney or accountant retained by it or any of the C.R. Gibson Subsidiaries) (collectively, the "C.R. Gibson Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders but excluding the transaction contemplated by this Agreement) with respect to a merger, acquisition, consolidation, business combination, recapitalization, liquidation or similar transaction involving, or any purchase of a significant amount of the assets of or more than 25% of any equity securities of, C.R. Gibson (any such proposal or offering being hereinafter referred to as an "Acquisition Proposal") or engage or participate in any negotiations or discussions concerning, or provide any confidential information or data to, or have any discussions with, any corporation, partnership, person or other entity or group relating to any Acquisition Proposal, or otherwise assist or facilitate any effort to attempt to make or implement an Acquisition Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.3.(a); and (c) that it will notify Acquiror promptly if any such inquiries or proposals (whether formal or informal) are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it or any of the C.R. Gibson Representatives and will promptly communicate to Acquiror the terms of any proposal or inquiry which it may receive. Notwithstanding the foregoing and provided none of C.R. Gibson, the C.R. Gibson Subsidiaries or the C.R. Gibson Representatives is otherwise in violation of this Section 6.3.(a), the Board of Directors of C.R. Gibson may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal in writing, not subject to any financing contingency, to acquire C.R. Gibson pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that (A) the Board of Directors determines in good faith (based on the written opinion of C.R. Gibson's outside counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Board of Directors determines in good faith (based on the written opinion of a financial advisor of nationally recognized reputation) that such transaction would be more favorable to C.R. Gibson's stockholders than the Offer; (C) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, C.R. Gibson provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (D) C.R. Gibson keeps Acquiror informed of the status of any such discussions or negotiations.

                    (b) State Takeover Laws. C.R. Gibson shall use its best efforts in good faith to take all reasonable steps required to be taken on or after the date hereof to exempt the transactions contemplated by this Agreement and the Certificate of Merger and any business combination between C.R. Gibson and Acquiror from any applicable state takeover law, including, without limitation, any business combination law.

                    (c) Confidentiality Agreements. C.R. Gibson shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which C.R. Gibson or any of the C.R. Gibson Subsidiaries is a party. C.R. Gibson agrees to enforce, to the extent reasonably requested by Acquiror, the provisions of any such agreements, including, but not limited to, the seeking of injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                    (d) Adjustments to Reserves. Prior to the consummation of the Offer, C.R. Gibson shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual and reserve policies and practices (including classifications and levels of reserves and other accruals and reserves to (i) reflect the Surviving Corporation's plans with respect to the conduct of C.R. Gibson's business following the Merger and (ii) make adequate provision and accrue for the costs and expenses relating thereto including without limitation expenses relating to taxes, stock option plans, employment agreements, severance benefits and split dollar insurance premiums) so as to be applied consistently on a basis with those of Acquiror. Prior to consummation of the Offer, C.R. Gibson also will adjust account receivables and inventory reserves as may be appropriate, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, in light of the then anticipated post-Closing disposition of certain C.R. Gibson assets. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 6.3.(d). Notwithstanding the foregoing, C.R. Gibson shall not be obligated to take in any respect of any such action pursuant to this Section 6.3.(d) (other than pursuant to the preceding sentence) unless and until Acquiror acknowledges in writing that all conditions to its obligation to consummate the Offer have been satisfied. But, upon such acknowledgement, C.R. Gibson will take such actions as are necessary to complete the payments, expenses and adjustments contemplated by this Section 6.3.(d).

7.        SECURITIES LAW FILINGS AND HSR FILING

              7.1 Preparation of Proxy or Information Statement. If necessary to consummate the Merger promptly after the termination or expiration of the Offer, C.R. Gibson shall prepare and each of the parties hereto will cooperate fully with each other in such preparation, of a proxy statement of C.R. Gibson, for solicitation of proxies in connection with the meeting of stockholders referred to in Section 6.2.(e) hereof or an information statement relating to the Merger if no such solicitation of proxies is required under applicable law (any such proxy statement or information statement being collectively referred to herein as the "Proxy or Information Statement") (and any and all amendments thereto) and supply all information necessary, in the opinion of their respective counsel, in order to complete the preparation of the Proxy Statement.

              7.2 Hart-Scott-Rodino Filing. Each of the parties hereto shall use its best efforts in good faith to take or cause to be taken all such steps as shall be necessary or advisable to effectuate the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the Offer and the Merger. Without limiting the generality of the undertaking in this Section 7.2., the Acquiror shall:

                    (a) take promptly any or all of the following actions to the extent reasonably necessary to eliminate any concerns on the part of any federal, state, local or foreign governmental authority with jurisdiction over the enforcement of any applicable antitrust laws ("Government Antitrust Authority") regarding the legality under any antitrust law of the consummation of the Offer or the Merger: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or businesses, of C.R. Gibson or any of the C.R. Gibson Subsidiaries;

                    (b) use its best reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Government Antitrust Authority or any other party of the permanent or preliminary injunction or other order that would make consummation of the Offer or the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including without limitation taking the steps contemplated by Section 7.2.(a);

                    (c) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all steps, including, without limitation, the appeal thereof, the posting of a bond or the steps contemplated by Section 7.2.(a), reasonably necessary to vacate, modify or suspend such injunction or order so as to permit such consummation as promptly as practicable; and

                    (d) take promptly all other actions and do all other things reasonably necessary and proper to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any Government Antitrust Authority or any other party to the consummation of the Offer or the Merger in accordance with the terms of this Agreement.

8.        CONDITIONS

              8.1 Fairness Letter. It shall be a condition to the obligation of the Board of Directors of C.R. Gibson to recommend acceptance of the Offer that C.R. Gibson shall have received a letter from Goldman, Sachs & Co., dated the date of the Schedule 14D-9, to the effect that the consideration to be received by the holders of C.R. Gibson Common pursuant to this Agreement is fair to such holders.

              8.2 Condition to Consummation of Merger. It shall be a condition to the obligations of Acquiror, Merger Subsidiary and C.R. Gibson to cause the Merger to be consummated that the Offer has been consummated.

              8.3 Closing. Subject to the satisfaction or waiver of the condition precedent specified in Section 8.2. hereof and of the terms set forth herein, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Acquiror in Nashville, Tennessee, at 10:00 am local time on the fifth business day after the later of the date upon which the waiting period specified in Section (b) of Exhibit A hereto has expired or been terminated or the date stockholder approval of the Merger is obtained (or at such other place or on such other date and time as the parties may agree) (the "Closing Date") At the Closing, the parties shall execute the Certificate of Merger and such other documents as may be deemed necessary or advisable in the opinion of Acquiror or C.R. Gibson to effectuate the Merger as promptly as practicable. At the Closing, the parties shall cause their representatives to file the Certificate of Merger with the Secretary of State of the State of Delaware and shall take such other actions as may be deemed necessary or advisable in the opinion of Acquiror or C.R. Gibson to effectuate the Merger.

9.        ABANDONMENT AND TERMINATION OF THE MERGER

              9.1 Termination. This Agreement and the Certificate of Merger may be abandoned and terminated at any time before the Effective Time, whether before or after any stockholder action, as follows:

                    (a) At any time prior to consummation of the Offer, by the mutual consent of C.R. Gibson and Acquiror evidenced in a written instrument;

                    (b) At any time prior to consummation of the Offer, by C.R. Gibson or Acquiror if there shall have been a judicial or regulatory determination that any material provision of this Agreement or the Certificate of Merger is illegal, invalid, or unenforceable (unless the illegal, invalid or unenforceable provision is waived by the party whom such provision is intended to benefit);

                    (c) By C.R. Gibson or Acquiror, if the Offer shall expire or have been terminated on or after March 31, 1996 without any shares of C.R. Gibson Common being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any covenant of this Agreement has been the cause of, or resulted in the failure of the Offer to have been consummated on or prior to such date;

                    (d) By Acquiror (i) in the event any representation or warranty of C.R. Gibson contained herein is or becomes materially inaccurate or any covenant or agreement of C.R. Gibson is materially breached by C.R. Gibson prior to consummation of the Offer, (ii) C.R. Gibson fails to cure such inaccuracy or breach within 30 days of its receipt of written notice thereof from Acquiror and (iii) Acquiror provides C.R. Gibson with a written notice of termination within 30 days after the earlier of the expiration of such 30-day period or the date it receives a written notice from C.R. Gibson stating that C.R. Gibson is unable or unwilling to cure such inaccuracy or breach; or

                    (e) By C.R. Gibson (i) in the event any representation or warranty of Acquiror or Merger Subsidiary contained herein is or becomes materially inaccurate or any covenant or agreement of Acquiror or Merger Subsidiary is materially breached by Acquiror or Merger Subsidiary, (ii) Acquiror or Merger Subsidiary fails to cure such inaccuracy or breach within 30 days of its receipt of written notice thereof from C.R. Gibson and (iii) C.R. Gibson provides Acquiror or Merger Subsidiary with written notice of termination within 30 days after the earlier of the expiration of such 30-day period or the date it receives written notice from Acquiror or Merger Subsidiary stating that Acquiror or Merger Subsidiary is unable or unwilling to cure such inaccuracy or breach.

          In the event any party elects to effect any termination as set forth in Section 9.1. above, it shall give written notice to the other party hereto specifying the basis for such termination.

              9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1. hereof, this Agreement (and the Certificate of Merger, if it shall have been executed and delivered prior thereto) shall become void and have no effect, except that the penultimate sentence of Section 6.2.(d), Section 9.3. and Section 10.1. shall remain in full force and effect, and there shall be no further liability on the part of Acquiror, Merger Subsidiary or C.R. Gibson or their respective officers or directors to any of the others except under such Sections and except for any liability arising out of a breach of this Agreement.

              9.3   Fees and Expenses Upon Certain Events.  In the event that
(A) any person (other than Acquiror or any of its affiliates) shall have become, prior to the termination of this Agreement, the beneficial owner of 50% or more of the outstanding shares of C.R. Gibson Common, (B) the Offer shall have expired at a time when the condition set forth in paragraph (a) of Exhibit A hereto shall not have been satisfied and at any time on or prior to one year after the expiration of the Offer any person (other than Acquiror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding shares of C.R. Gibson Common or shall consummate an Acquisition Proposal, (C) at any time prior to the termination of this Agreement, any person (other than Acquiror or any of its affiliates) shall publicly announce any Acquisition Proposal and, at any time on or prior to one year after the termination of this Agreement, shall become the beneficial owner of 50% or more of the outstanding shares of C.R. Gibson Common or shall consummate an Acquisition Proposal, then C.R. Gibson shall promptly, but in no event later than two business days after the first of such events to occur, pay Acquiror $3.0 million and Acquiror's Expenses (as hereinafter defined) in an amount up to but not to exceed $500,000 by wire transfer of same day funds. In the event the Board of Directors of C.R. Gibson shall modify or amend its recommendation of the Offer in a manner adverse to Acquiror or shall withdraw its recommendation of the Offer, or shall resolve to do any of the foregoing, or shall have failed to reject any Acquisition Proposal within 10 business days after receipt by C.R. Gibson or public announcement thereof, then C.R. Gibson shall pay Acquiror's Expenses (up to $500,000) within five business days of the submission of statements therefor. "Acquiror's Expenses" shall mean documented out-of-pocket fees and expenses incurred or paid by or on behalf of Acquiror in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including, without limitation, all legal, investment banking, printing, depositary and related fees and expenses. C.R. Gibson acknowledges that the agreements contained in this Section 9.3. are an integral part of the transactions contemplated in this Agreement; accordingly, if C.R. Gibson fails to promptly pay the amount due pursuant to this Section 9.3., and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against C.R. Gibson for the fee set forth in this Section 9.3., C.R. Gibson shall pay to Acquiror its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 10% per annum.

10.       EXPENSES

              10.1 Expenses. Except as otherwise provided herein, the costs and expenses (out of pocket or otherwise) incurred by the parties in connection with the transactions contemplated by this Agreement and the Certificate of Merger shall be borne as follows:

                    (a) Acquiror's Expenses. Acquiror shall bear all fees and expenses of its and Merger Subsidiary's counsel, accountants and investment bankers, and all other costs and expenses incurred by it and Merger Subsidiary in preparation of this Agreement, the Offer Documents to be distributed by it, and the Certificate of Merger, its preparation and filing and prosecution of all applications for regulatory approval and any appeals therefrom and filings made under the HSR Act (including all blue sky fees and expenses) and the cost of the printing and filing of the Proxy or Information Statement.

                    (b) C.R. Gibson's Expenses. C.R. Gibson shall bear all fees and expenses of its counsel, accountants and investment bankers and all other costs and expenses incurred by it in preparation of this Agreement and the Certificate of Merger and the calling and holding of a meeting of its stockholders to consider and act upon this Agreement and the Merger and the furnishing of information to or other cooperation with Acquiror in connection with preparation of the Offer Documents and any securities filings and regulatory applications, and any appeals therefrom.

11.       AMENDMENT AND WAIVER

              11.1 Amendment. The parties hereto may amend, modify or supplement this Agreement in whole or in part by written agreement between the parties hereto specifically referring to the provision or provisions to be amended, modified or supplemented at any time before or after the adoption of this Agreement and the Certificate of Merger by the stockholders contemplated hereby; provided, however, that after any such stockholder approval any such amendment will be subject to further approval of such stockholders if such further approval is required under Delaware law; provided, further, that any amendment hereof after consummation of the Offer which would decrease the Exchange Price or impose additional conditions on the obligation of Acquiror or Merger Subsidiary to consummate the Merger shall become effective only if approved by the holders of a majority of the C.R. Gibson Common then outstanding which is not owned by Acquiror, Merger Subsidiary or any of the Acquiror Subsidiaries.

              11.2 Waiver; Cumulative Rights. Any terms or provisions of this Agreement (other than the requirement for stockholder approval or any other matter which cannot under applicable law be waived such as filings required by the HSR Act) may be waived at any time by the party which is entitled to the benefits thereof by an instrument in writing specifically referring to the provision or provisions to be waived. Each and every right granted to any party hereunder or under the Certificate of Merger, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement or the Certificate of Merger, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement or the Certificate of Merger. No investigation, review or audit by Acquiror of C.R. Gibson or by C.R. Gibson of Acquiror prior to or after the date hereof shall stop or prevent Acquiror or C.R. Gibson from exercising any right hereunder or be deemed to be a waiver of any such right.

12.       NOTICES

              12.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by reliable overnight courier or by facsimile transmission or mailed, first class postage prepaid (and shall be deemed delivered upon delivery) as follows:

To Acquiror:

          Thomas Nelson, Inc.
          Nelson Place at Elm Hill Pike
          Nashville, Tennessee 37214
          Attn:  President

          Facsimile number:  (615) 883-6353

          with required copies to:

          James H. Cheek, III
          Bass, Berry & Sims
          First American Center
          Nashville, Tennessee 37238

          Facsimile number:  (615) 742-6298

To C.R. Gibson:

          The C.R. Gibson Company
          32 Knight Street
          Norwalk, Connecticut 06856
          Attn: Frank A. Rosenberry, President and Chief Executive Officer

          Facsimile Number:  (203) 847-7613

          with required copies to:

          Paul G. Hughes, Esq.
          Cummings & Lockwood
          P.O. Box 120
          Four Stamford Plaza
          Stamford, Connecticut  06904

          Facsimile Number:  (203) 351-4499

or to such other address and to such other or additional persons as either party hereto may designate in a writing delivered to the other hereunder.

13.       DEFINITIONS

              13.1    "1934 Act" shall have the meaning assigned to it in
Section 1.1. of this Agreement.

              13.2 "Acquiror" shall have the meaning assigned to it in the first paragraph of this Agreement.

              13.3 "Acquiror Subsidiaries" shall have the meaning assigned to it in Section 2.1. of this Agreement.

              13.4 "Acquiror's Plans" shall have the meaning assigned to it in Section 6.1.(b) of this Agreement.

              13.5 "Acquisition Proposal" shall have the meaning assigned to it in Section 6.3.(a) of this Agreement.

              13.6 "Agreement" shall mean this Tender Offer and Merger Agreement as the same may be amended from time to time.

              13.7 "C.R. Gibson" shall have the meaning assigned to it in the first paragraph of this Agreement.

              13.8 "C.R. Gibson Common" shall have the meaning assigned to it in Section 2.1. of this Agreement.

              13.9 "C.R. Gibson Intellectual Property" shall have the meaning assigned to it in Section 4.19. of this Agreement.

              13.10 "C.R. Gibson Preferred Stock" shall have the meaning assigned to it in Section 4.1.(a) of this Agreement.

              13.11 "C.R. Gibson Reports" shall have the meaning assigned to it in Section 4.5. of this Agreement.

              13.12 "C.R. Gibson Representatives" shall have the meaning assigned to it in Section 6.3.(a) of this Agreement.

              13.13 "C.R. Gibson Subsidiaries" shall mean the corporations listed on Schedule 4.1.(b) hereto.

              13.14 "Certificate of Merger" shall have the meaning assigned to it in Section 2.1. of this Agreement.

              13.15   "Closing Date" shall have the meaning assigned to it in
Section 8.3. of this Agreement.

              13.16 Acquiror's Expenses" shall have the meaning assigned to it in Section 9.3. of this Agreement.

              13.17   "Closing" shall have the meaning assigned to it in
Section 8.3. of this Agreement.

              13.18 "Code" shall have the meaning assigned to it in Section 4.12.(a) of this Agreement.

              13.19 "Continued Employee" shall have the meaning assigned to it in Section 6.1.(b) of this Agreement.

              13.20 "Dissenting Shares" shall have the meaning assigned to it in Section 2.1. of this Agreement.

              13.21 "Dissenting Stockholder" shall have the meaning assigned to it in Section 2.1. of this Agreement.

              13.22 "ERISA" shall have the meaning assigned to it in Section 4.12.(a) of this Agreement.

              13.23   "Effective Date" shall have the meaning assigned to it in
Section 2.1. of this Agreement.

              13.24   "Effective Time" shall have the meaning assigned to it in
Section 2.1. of this Agreement.

              13.25   "Employee Plan" shall have the meaning assigned to it in
Section 4.12.(a) of this Agreement.

              13.26   "Employee Plans" shall have the meaning assigned to it in
Section 4.12.(a) of this Agreement.

              13.27 "Employment Agreements" shall mean the Employment Agreements listed on Schedule 13.27. hereto.

              13.28 "Environmental Laws" shall mean any state or federal environmental statute, code, authorization, regulation or ordinance relating to the protection, preservation or restoration of the environment.

              13.29   "Exchange Price" shall have the meaning assigned to it in
Section 2.1. of this Agreement.

              13.30   "GCL" shall have the meaning assigned to it in Section
4.2. of this Agreement.

              13.31 "Government Antitrust Authority" shall have the meaning assigned to it in Section 7.2. of this Agreement.

              13.32   "HSR Act" shall have the meaning assigned to it in
Section 7.2. of this Agreement.

              13.33 "Merger" shall have the meaning assigned to it in the first "WHEREAS" clause of this Agreement.

              13.34 "Merger Subsidiary" shall have the meaning assigned to it in the first paragraph of this Agreement.

              13.35 "Offer" shall have the meaning assigned to it in the second "WHEREAS" clause of this Agreement.

              13.36 "Offer Documents" shall have the same meaning assigned to it in Section 3.3. of this Agreement.

              13.37 "Offer Price" shall have the meaning assigned to it in the second "WHEREAS" clause of this Agreement.

              13.38   "Option Plan" shall have the meaning assigned to it in
Section 2.2. of this Agreement.

              13.39   "Options" shall have the meaning assigned to it in
Section 2.2. of this Agreement.

              13.40 "PBGC" shall have the meaning assigned to it in Section 4.12.(b)(iii) of this Agreement.

              13.41 "Proxy or Information Statement" shall have the meaning assigned to it in Section 7.2. of this Agreement.

              13.42   "SEC" shall have the meaning assigned to it in Section
1.2. of this Agreement.

              13.43   "Schedule 14D-9" shall have the meaning assigned to it in
Section 1.2. of this Agreement.

              13.44   "Schedule 14D-1" shall have the meaning assigned to it in
Section 3.3. of this Agreement.

              13.45 "Surviving Corporation" shall have the meaning assigned to it in Section 2.1. of this Agreement.

              13.46   "Taxes" shall have the meaning assigned to it in Section
4.9. of this Agreement.

14.       OTHER PROVISIONS

              14.1 Termination of Representations and Warranties. All representations and warranties in this Agreement or in any closing certificate delivered pursuant hereto shall expire with, and be terminated and extinguished at, the consummation of the Offer.

              14.2 Governing Law. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

              14.3 Whole Agreement. This Agreement together with the exhibits and schedules hereto, embody the entire contract between the parties, and no understanding or agreement, verbal or otherwise, with respect to the subject matter hereof exists between the parties, except as expressly set forth herein or in any such document.

              14.4 Benefit and Binding Effect. This Agreement and the Certificate of Merger shall be binding upon and inure to the benefit of the parties named herein and therein and their respective successors and assigns; provided, however, that neither this Agreement, the Certificate of Merger nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any of the parties hereto without the prior written consent of the other party hereto. It is the intention of the parties hereto that, following consummation of the Offer, the holders of C.R. Gibson Common then outstanding other than Acquiror, Merger Subsidiary or any of the Acquiror Subsidiaries shall be third party beneficiaries of this Agreement.

              14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              14.6 Headings. Article headings and section headings as contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


ATTEST:                                            THOMAS NELSON, INC.


     /s/ Stuart A. Heaton               By     /s/ Joe L. Powers
---------------------------------          -------------------------------------------

                                        Title: EVP & Secretary
                                              ----------------------------------------


ATTEST:                          NELSON ACQUISITION CORP.


     /s/ Stuart A. Heaton               By     /s/ S. Joseph Moore
--------------------------------           --------------------------------------------

                                        Title: President
                                              -----------------------------------------


ATTEST:                                             THE C.R. GIBSON COMPANY


    /s/ James M. Harrison               By     /s/ Frank A. Rosenberry
------------------------------             -------------------------------------------
James M. Harrison                              Frank A. Rosenberry
Secretary                                      President and Chief Executive Officer



                                    EXHIBITS

Exhibit A        -        Conditions of the Offer
Exhibit B        -        Certificate of Merger

                                   EXHIBIT A

                            Conditions of the Offer


          Conditions to Consummation of Offer. The obligations of Acquiror and Merger Subsidiary to cause the Offer to be consummated shall be subject to the satisfaction on or before the consummation thereof of all of the following conditions, except as Acquiror may waive such conditions in writing:

                 (a) Minimum Number of Shares Tendered. Not less than a majority of the sum of the outstanding shares of C.R. Gibson Common and the Options shall have been properly tendered and not withdrawn pursuant to the Offer.

                 (b) Expiration or Termination of Waiting Period Under HSR Act. The waiting period under the HSR Act applicable to the consummation of the Offer shall have expired or been terminated.

                 (c) No Proceedings, Etc. None of Acquiror, Merger Subsidiary or C.R. Gibson shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the exercise of control by Acquiror over C.R. Gibson following the Offer.

                 (d) Representations, Warranties and Covenants. Any representations and warranties of C.R. Gibson contained in this Agreement that are qualified as to materiality shall be true and correct and any of the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of consummation of the Offer as if such representations and warranties were made on and as of the date of such date (except where such representations and warranties are stated as of a specific date), and C.R. Gibson shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to such date, provided, however, that no representation and warranty shall be deemed to have been breached and no covenant shall be deemed to have been violated as a result of actions taken by C.R. Gibson pursuant to
Section 6.3.(d) of the Agreement.

                 (e) Officers' Certificates. C.R. Gibson shall have furnished to Acquiror a certificate dated as of the date of consummation of the Offer, signed by C.R. Gibson's Chief Executive Officer and Chief Financial Officer, to the effect that (i) to the best knowledge of each of them, the representations and warranties of C.R. Gibson contained in this Agreement are true and correct in all material respects as of such date (except where such representations and warranties are stated as of a specific date) and C.R. Gibson has performed in all material respects all agreements, covenants and obligations hereunder required to be performed by it on or prior to such date.

                 (f) There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially affect the extension of credit generally by lending institutions.

                 (g) There shall have not occurred any material adverse change in the business, financial condition, results of operations or properties of C.R. Gibson and the C.R. Gibson Subsidiaries on a consolidated basis.

                 (h) (i) The Board of Directors of C.R. Gibson shall not have withdrawn or modified in a manner adverse to Acquiror or Merger Subsidiary its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal (other than with Acquiror or any of its affiliates), (ii) C.R. Gibson shall not have entered into any agreement with respect to any Acquisition Proposal (other than with Acquiror or any of its affiliates) and (iii) the Board of Directors of C.R. Gibson or any committee thereof shall not have resolved to take any of the foregoing actions.

                                                                       EXHIBIT B

                            CERTIFICATE OF MERGER

                                      OF

                              MERGER SUBSIDIARY

                                     INTO

                           THE C.R. GIBSON COMPANY


                 The undersigned, The C.R. Gibson Company., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                 FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

           NAME                                    STATE OF INCORPORATION
           ----                                    ----------------------
           The C.R. Gibson Company                 Delaware
           Nelson Acquisition Corp.                Delaware

                 SECOND: That a Tender Offer and Merger Agreement (the "Merger Agreement") between Thomas Nelson, Inc., Nelson Acquisition Corp. and The C.R. Gibson Company providing for the merger (the "Merger") of Nelson Acquisition Corp. with and into The C.R. Gibson Company has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware.

                 THIRD: That the name of the surviving corporation of the merger is The C.R. Gibson Company, a Delaware corporation.

                 FOURTH: That the Certificate of Incorporation of The C.R. Gibson Company, a Delaware corporation, and the surviving corporation of the Merger, shall be the Certificate of Incorporation of the surviving corporation of the Merger.

                 FIFTH: That the executed Merger Agreement is on file at the principal place of business of the surviving corporation, the address of which is 32 Knight Street, Norwalk, Connecticut, 06856.

                 SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Dated:
      ---------------------------


                               The C.R. Gibson Company
                               a Delaware corporation



                               By:
                                  ----------------------------------
                                  Name:  Frank A. Rosenberry
                                  Title:  President and Chief Executive Officer

                                   SCHEDULES

Schedule 2.2.                 List of Outstanding Options

Schedule 4.1.(b)              Subsidiaries

Schedule 4.3.                 Certain Changes

Schedule 4.4.                 Consents

Schedule 4.8.                 Litigation

Schedule 4.9.                 Taxes

Schedule 4.12.(a)             Employee Matters

Schedule 4.12.(f)             Retirement Plans

Schedule 4.12.(g)             Excess Parachute Payments

Schedule 4.12.(h)             Severance and Related Matters

Schedule 4.13.                Environmental Matters

Schedule 4.19.                Intellectual Property

Schedule 13.27.               Employment Agreements